Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated balance sheet and statement of operations are derived from the historical consolidated financial statements of Quicksilver Resources Inc. (“Quicksilver”). The pro forma condensed consolidated balance sheet as of December 31, 2012 gives effect to the disposition of a 25% working interest in our Barnett Shale Asset (the “Barnett Transaction”) as if it had occurred on December 31, 2012. The pro forma condensed consolidated statement of operations for the year ended December 31, 2012 reflects the Barnett Transaction as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet and statement of operations have been derived from and should be read in conjunction with the related notes and Quicksilver's historical financial statements, including the related notes, included in its 2012 Annual Report on Form 10-K for the year ended December 31, 2012.
The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates.
The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of Quicksilver's operations would have been had the transaction occurred on the respective dates assumed, nor is it necessarily indicative of Quicksilver's future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that Quicksilver believes to be reasonable.

QUICKSILVER RESOURCES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2012
In thousands

	Historical	Pro Forma Adjustments		Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$4,951	$206,154	(a)	$211,105
Accounts receivable - net of allowance for doubtful accounts	64,149	—		64,149
Derivative assets at fair value	113,367	—		113,367
Other current assets	25,046	—		25,046
Total current assets	207,513	206,154		413,667
Property, plant and equipment - net
Oil and gas properties, full cost method
Evaluated oil and gas properties	473,693	(110,520)	(b)(c)	363,173
Unevaluated oil and gas properties	307,267	(10,179)	(d)	297,088
Other property and equipment	248,098	(9,576)	(c)(e)	238,522
Property, plant and equipment - net	1,029,058	(130,275)		898,783
Derivative assets at fair value	105,270	—		105,270
Other assets	39,947	—		39,947
	$1,381,788	$75,879		$1,457,667
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$37,131	$—		$37,131
Accrued liabilities	130,660	—		130,660
Total current liabilities	167,791	—		167,791
Long-term debt	2,063,206	(254,252)	(a)	1,808,954
Partnership liability	130,912	—		130,912
Asset retirement obligations	115,949	(12,620)	(c)	103,329
Derivative liabilities at fair value	17,485	—		17,485
Other liabilities	19,242	—		19,242

Stockholders' equity	(1,132,797)	342,751	(f)	(790,046)
	$1,381,788	$75,879		$1,457,667
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

QUICKSILVER RESOURCES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
In thousands, except for per share data

	Historical	Pro Forma Adjustments		Pro Forma

Revenue
Production	$630,947	$(87,334)	(a)	$543,613
Sales of purchased natural gas	62,405	—		62,405
Net derivative gains (losses)	11,444	—		11,444
Other	4,242	—		4,242
Total revenue	709,038	(87,334)		621,704
Operating expense
Lease operating	95,333	(13,557)	(a)	81,776
Gathering, processing and transportation	166,316	(35,910)	(a)	130,406
Production and ad valorem taxes	25,395	(5,236)	(a)	20,159
Costs of purchased natural gas	62,041	—		62,041
Depletion, depreciation and accretion	163,624	(38,263)	(b)(c)(d)	125,361
Impairment	2,625,928	(430,298)	(e)	2,195,630
General and administrative	75,697	(1,274)	(f)	74,423
Other operating	1,562	—		1,562
Total expense	3,215,896	(524,538)		2,691,358
Crestwood earn-out	41,097	—		41,097
Operating income (loss)	(2,465,761)	437,204		(2,028,557)
Other income (expense) - net	1,108	—		1,108
Fortune Creek accretion	(19,472)	—		(19,472)
Interest expense	(164,051)	10,853	(g)	(153,198)
Income (loss) before income taxes	(2,648,176)	426,351		(2,200,119)
Income tax (expense) benefit	295,570	—	(h)	295,570
Net income (loss)	$(2,352,606)	$426,351		$(1,904,549)

Earnings (loss) per common share - basic	$(13.83)			$(11.20)
Earnings (loss) per common share - diluted	$(13.83)			$(11.20)
Weighted average commmon shares outstanding - basic	170,106			170,106
Weighted average commmon shares outstanding - diluted	170,106			170,106
The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)
Adjustment to reflect the $206.2 million in cash retained from the Barnett Transaction. Of the $463.4 million net cash proceeds received, $254.3 million was used to repay principal amounts under our Combined Credit Agreements and $3.0 million was used to pay transaction fees upon closing.

(b)
Adjustment to reduce the full-cost pool was calculated using the full-cost method of accounting. We allocated the capitalized costs within the U.S. cost center between the reserves sold and the reserves retained, which resulted in a decrease to the U.S. cost center of $99.0 million.

(c)
Adjustment to reflect the elimination of $12.6 million of asset retirement obligations associated with the Barnett Transaction and the associated asset retirement cost capitalized in the full-cost pool of $11.5 million and other property and equipment of $1.1 million.

(d)	Adjustment to reduce $10.2 million of the historical cost basis of unevaluated oil and gas properties associated with the Barnett Transaction.

(e)	Adjustment to reduce other property and equipment that were included in the Barnett Transaction by $8.5 million after including associated accumulated depreciation of $4.3 million.

(f)
Adjustment to reflect the gain on the Barnett Transaction net of transaction fees incurred. The estimated gain on evaluated oil and gas properties was calculated using the full-cost method of accounting. We allocated the capitalized costs within the U.S. cost center between the reserves sold and the reserves retained. No material gain or loss is expected to result on the sale of other property and equipment based on the preliminary estimated fair market value related to the proceeds received.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Adjustment to eliminate production revenue and direct operating expenses from our Barnett Shale Asset pursuant to the Barnett Transaction.

(b)	Adjustment to reduce depreciation expense by $0.9 million for property and equipment sold in the Barnett Transaction.

(c)	Adjustment to reduce depletion expense by $36.9 million to primarily reflect a decrease in production as a result of the Barnett Transaction partially offset by an increase in depletion rate.

(d)	Adjustment to reduce accretion expense by $0.5 million to reflect the reduction of the asset retirement obligation associated with the Barnett Transaction.

(e)	Adjustment to impairment expense to reflect the updated inputs to the quarterly full-cost ceiling tests for the U.S. cost center as a result of the Barnett Transaction.

(f)	Adjustment to general and administrative expense to reflect the costs anticipated to be borne by TG Barnett Resources LP.

(g)
Adjustment to interest expense to reflect the use of proceeds to reduce the amounts outstanding under the Combined Credit Agreements partially offset by an increase in the commitment fee for unutilized availability.

(h)	No adjustment to income tax expense as the calculated income tax expense as a result of the Barnett Transaction would have a full valuation allowance applied during the year.